Exhibit 10.58

AMENDED AND RESTATED

CARNIVAL CORPORATION & PLC

MANAGEMENT INCENTIVE PLAN FOR EXECUTIVE OFFICERS

1. OBJECTIVE

This Carnival Corporation & plc Management Incentive Plan for Executive Officers (the “Plan”) is designed to focus the attention of the “Executive Officers” (as defined by Rule 16a-1 of the Securities Exchange Act) of Carnival Corporation & plc (the “Corporation”) on achieving outstanding performance results as reflected in the operating income of the Corporation, as well as other relevant measures.

2. PLAN ADMINISTRATION

The administrators of the Plan are the Compensation Committees of the Boards of Directors of the Corporation (the “Committees”). The Committees shall have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document, as well as in resolving any ambiguities that may exist in this document.

3. PLAN YEAR

The “Plan Year” shall be the 12-month period ending November 30 of each year.

4. PARTICIPATION

All Executive Officers of the Corporation who are not employed by an operating unit shall be eligible to participate in the Plan. In their discretion, the Committees may select other employees to participate in the Plan or establish separate criteria to determine the bonus of specified employees.

Persons who commence employment or are promoted to the status of an Executive Officer following the beginning of the Plan Year may, with the approval of the Committees, be allowed to participate in the Plan.

In order to receive a cash bonus under the Plan, a participant must be employed by the Corporation or one of its subsidiaries on the day the bonus is paid; provided, however, that if a participant is on a leave of absence that does not meet the requirements of The Family and Medical Leave Act of 1993 on the day the bonus is paid to the other participants, such bonus shall not be payable until the participant returns to active duty. The only exceptions to this requirement are for participants whose employment is terminated prior to the day the bonus is paid as the result of death, disability or Retirement (“Early Termination Employees”) or for other circumstances approved by the Committees on a case-by-case basis. If employment is terminated by reason of death, disability or Retirement, a participant or his/her estate will receive a pro-rata bonus based on the portion of the Plan Year the participant was employed. For purposes of this section, “Retirement” means a termination of employment by a participant on or after the earlier of (i) age 65 with at least five years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries or (ii) age 55 with at least 15 years of employment with Carnival Corporation, Carnival plc or any successor thereto and/or their subsidiaries.

5. BONUS

A.	For purposes of this Plan, the terms below shall be defined as follows:

i.	“Operating Income” shall mean the net income of the Corporation before interest income and expense, and other nonoperating income and expense and income taxes as reported by the Corporation in its full year earnings report issued following each Plan Year.

ii.	The “Operating Income Target” for the Plan Year will be equal to the projected Operating Income for the Plan Year that corresponds to the midpoint of the diluted earnings per share guidance publicly announced during the first month of the Plan Year by the Corporation. The Committees may, in their discretion, increase or decrease the Operating Income Target or establish an alternative target for any reason they deem appropriate. In addition, in the discretion of the Committees, certain items, including, but not limited to, gains or losses on ship sales can be excluded from the Operating Income Target and the actual Operating Income for any Plan Year.

B.	Within 75 days following the commencement of each Plan Year, the Committees will establish a Target Bonus (in the currency of his/her base salary), for each participant for the first year of his/her participation in the Plan. In the second and subsequent Plan Years of participation, the Target Bonus for each participant shall be calculated by multiplying the Target Bonus for the prior Plan Year by a percentage equal to 100 plus the percentage change in the Operating Income Target for the new Plan Year as compared to the Operating Income Target of the prior Plan Year. The Committees may, in their discretion, increase or decrease the Target Bonus for any reason they deem appropriate. The “Target Bonus” is the anticipated level of bonus for a participant if 100% of Corporation Operating Income Target is achieved, prior to the Committees exercising discretion to increase or decrease the bonus payable to a participant as provided in 5.C.ii.

C.	Within 75 days following the end of each Plan Year, the Committees shall determine each participant’s bonus for the prior Plan Year as follows:

i.	The actual Operating Income for the Plan Year will be confirmed, and the Committees shall determine the preliminary bonus amount for each participant by reference to the schedule appended to this Plan (the “Bonus Schedule”), which calibrates the Operating Income Target for the Plan Year with the Target Bonus for each participant. The performance range in the Bonus Schedule shall be from 72% to 123% of the Operating Income Target with results at 72% or less producing a preliminary bonus amount equal to 50% of the Target Bonus and at 123% or more producing a preliminary bonus amount equal to 150% of the Target Bonus. Results from 97% to 103% of the Operating Income Target will result in a preliminary bonus amount equal to 100% of the Target Bonus. The preliminary bonus amount for results between 72% and 97% as well as results between 103% and 123% will be calculated using interpolation.

ii.	The Committees may then consider other factors deemed, in their discretion, relevant to the performance of the Corporation, including, but not limited to, the impacts of changes in accounting principles, unusual gains and/or losses and other events outside the control of management. The Committees may also consider other factors they deem, in their discretion, relevant to the performance of the Corporation or each individual participant, including, but not limited to, operating performance metrics (such as return on investment, revenue yield, costs per available lower berth days), successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors, the Committees may, in their discretion, increase or decrease the preliminary bonus amount calculated pursuant to Section 5.C.i. by any amount deemed appropriate to determine the final bonus amount. The final bonus amount shall not exceed 200% of the Target Bonus of the participant.

In addition, the Committees may adjust a participant’s bonus amount for any unpaid leaves of absence regardless of the nature of the leave.

6. PAYMENT OF BONUS

Except as otherwise provided in the section entitled “Participation,” bonuses shall be paid as soon as administratively practicable following determination of the bonuses by the Committees. At the discretion of the Committees, special arrangements may be made for earlier payment to Early Termination Employees.

Notwithstanding any other provision of this Plan, the issuance of bonuses is at the sole discretion of the Committees. The Committees at their sole discretion, may increase, decrease or withhold bonuses.

Participants may elect to defer payment of all or a portion of their bonus in accordance with and under the terms of deferred compensation plans in effect from time to time, including non-qualified deferred compensation plans pursuant to Section 409A of the Internal Revenue Code. Any such deferrals will only be permitted under the terms of those plans and participants will be notified if they are eligible to participate in those plans.

7. DURATION OF PLAN

The Plan will be effective until terminated by the Committees.

8. AMENDMENT OF PLAN

The Committees may amend the Plan from time to time in such respects as the Committees may deem advisable.

Approved by the Compensation Committees: January 15, 2008 and amended July 12, 2008 and October 13, 2008

BONUS SCHEDULE
Percent of Operating Income Target Achieved	Percent of Target Bonus Funded
Under 72%	50.0%
72%	50.0%
73%	52.0%
74%	54.0%
75%	56.0%
76%	58.0%
77%	60.0%
78%	62.0%
79%	64.0%
80%	66.0%
81%	68.0%
82%	70.0%
83%	72.0%
84%	74.0%
85%	76.0%
86%	78.0%
87%	80.0%
88%	82.0%
89%	84.0%
90%	86.0%
91%	88.0%
92%	90.0%
93%	92.0%
94%	94.0%
95%	96.0%
96%	98.0%
97%	100.0%
98%	100.0%
99%	100.0%
100%	100.0%
101%	100.0%
102%	100.0%
103%	100.0%
104%	102.5%
105%	105.0%
106%	107.5%
107%	110.0%
108%	112.5%
109%	115.0%
110%	117.5%
111%	120.0%
112%	122.5%
113%	125.0%
114%	127.5%
115%	130.0%
116%	132.5%
117%	135.0%
118%	137.5%
119%	140.0%
120%	142.5%
121%	145.0%
122%	147.5%
123%	150.0%
Over 123%	150.0%

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